Exhibit 10.1

Pursuant to 17 CFR 229.601, certain identified information marked “[***]” has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Amended and Restated Lease Agreement

9 Cedar Brook, Cranbury NJ 05812

Between Cedar Brook 12 Corporate Center, L.P., Landlord

and

Rocket Pharmaceuticals, Inc., Tenant

June 26, 2019

Pursuant to 17 CFR 229.601, certain identified information marked “[***]” has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Contents

1. LEASED PREMISES	1
2. TERM OF LEASE	2
3. CONSTRUCTION OF THE TENANT IMPROVEMENTS IN INITIAL PREMISES	2
4. RENT	12
5. PARKING AND USE OF EXTERIOR AREA	13
6. USE	14
7. REPAIRS AND MAINTENANCE	15
8. COMMON AREA EXPENSES, TAXES AND INSURANCE	16
9. SIGNS	19
10. ASSIGNMENT AND SUBLETTING	20
11. FIRE AND CASUALTY	22
14. DEFAULT BY TENANT	29
15. DAMAGES	31
16. NOTICES	34
17. NON-WAIVER BY LANDLORD	35
18. ALTERATIONS	35
19. NON-LIABILITY OF LANDLORD	36
20. RESERVATION OF EASEMENT	36
21. STATEMENT OF ACCEPTANCE	37
22. FORCE MAJEURE	37
23. STATEMENT BY TENANT	37
24. CONDEMNATION	38
25. LANDLORD’S RIGHTS	38
26. QUIET ENJOYMENT	39
27. SURRENDER OF PREMISES; HOLDOVER	39
28. INDEMNITY	40
29. BIND AND CONSTRUE CLAUSE	40
30. INCLUSIONS	40
31. DEFINITION OF TERM “LANDLORD”	41
32. COVENANTS OF FURTHER ASSURANCES	41

i

Pursuant to 17 CFR 229.601, certain identified information marked “[***]” has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

33. COVENANT AGAINST LIENS; WAIVER OF LANDLORD LIEN	41
34. SUBORDINATION	42
35. EXCULPATION OF LANDLORD	42
36. NET RENT	43
37. SECURITY	43
38. BROKERAGE	44
39. LATE CHARGES	44
40. PRESS RELEASES	44
41. WAIVER OF JURY TRIAL	45
42. LAWS OF NEW JERSEY	45
43. RENEWAL	45
44. TERMINATION OF EXISTING LEASE.	45
45. TENANT REPRESENTATION	45
46. LANDLORD INDEMNIFICATION.	46

ii

Pursuant to 17 CFR 229.601, certain identified information marked “[***]” has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

This AMENDED AND RESTATED LEASE, made as of June 26, 2019 (“Effective Date”), between Cedar Brook 12 Corporate Center, L.P., 4A Cedar Brook Drive., Cranbury, New Jersey 08512 (“Landlord”), and Rocket Pharmaceuticals, Inc., 350 Fifth Avenue, Suite 7530, New York, NY 10118  (“Tenant”).

RECITALS:

WHEREAS, Landlord and Tenant have entered into that certain Lease (the “Original Lease”) dated as of August 14, 2018 whereby Landlord leased to Tenant the Leased Premises, as described in Section 1.1. below, located in the building located at 9 Cedar Brook Drive, Cranbury, New Jersey, 08512 (“Building”) [***] as shown on the site plan attached hereto as Exhibit A (the “Property), and constituting a portion of the office/industrial park known as Cedar Brook Corporate Center (“Office Park”); and

WHEREAS, the parties hereto wish to amend and restate the Original Lease to mutually define their rights, duties and obligations as set forth herein.

NOW THEREFORE, in consideration of the promises set forth herein, Landlord leases unto Tenant and Tenant leases from Landlord the leased premises described in Paragraph 1, and Landlord and Tenant do hereby mutually covenant and agree as follows:

1.           LEASED PREMISES
1.1         The leased premises shall consist of the entire 82,520 rentable square feet of [***] space in the Building, and 21,200 rentable square feet of basement space (collectively referred to herein as the “Leased Premises”) as shown on Exhibit B attached hereto which identifies that portion of the Leased Premises referred to herein as the “Initial Premises” and that portion of the Leased Premises referred to herein as the “Additional Premises”.  The Leased Premises is measured from outside of exterior walls to outside of exterior walls or centerline of demising walls, if any, and shall include all fixtures and equipment that currently exist or are to be installed in and attached to the Leased Premises by the Landlord or the Tenant for the use of the Tenant.  Tenant shall also have the exclusive use to all parking spaces on the Property, as shown on the attached Exhibit A, exclusive use to all areas of the Property on which equipment servicing the Leased Premises are currently or hereafter located, and the nonexclusive use of all of the other common areas within the Property.    Tenant shall also have the right to use all common areas (“Common Areas”) defined as those areas and facilities of the Office Park which are available for the use of tenants within the buildings in the Office Park, including parking areas, pedestrian walkways, sidewalks and landscaped areas within the Office Park. Tenant may use all Common Areas only for their intended purposes.  Landlord shall have exclusive control of all Common Areas at all times and may make such changes to the Common Areas as Landlord deems appropriate, provided that Landlord shall provide advance notice to the Tenant of any planned changes and shall use commercially reasonable efforts to minimize disruption of Tenant’s access to and use and occupancy of the Leased Premises and any material changes to the Property shall not be made without Tenant’s prior, written consent.

2.           TERM OF LEASE
2.1         The term of the Lease (“Term”) shall be fifteen (15) years, to commence on the Commencement Date as hereinafter defined, and to end on the day before the fifteenth (15th) anniversary of the Commencement Date (“Expiration Date”).  The term “Commencement Date” or “Lease Commencement Date” shall mean September 1, 2019.

3.           CONSTRUCTION OF THE TENANT IMPROVEMENTS IN INITIAL PREMISES
3.1      (a)      The Landlord shall provide all necessary labor and materials and perform any and all of the work required for construction of the Tenant’s [***] facilities, including machinery, fixtures and equipment to be constructed and other improvements to be installed by Landlord in the Initial Premises in order to prepare the Initial Premises for Tenant’s occupancy, including wiring for Tenant’s data and telecommunications systems within the walls of the portion of the Leased Premises used for office and laboratory space, and all other improvements to be installed above the ceiling, within the walls and under the floor (the “Tenant Improvements”), all as shown on the construction drawings and specifications to be prepared by an architect and engineer selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld (“Plans”), subject to the terms and conditions of this Section 3.   As of the Effective Date, Tenant’s architect/engineer has delivered complete Plans for the Initial Premises to Landlord.   Tenant anticipates delivering plans for the Additional Premises (the “Additional Premises Plans”) by October 1, 2019.  If Substantial Completion of Tenant Improvements in the Initial Premises does not occur by the two hundred eleventh (211th) day following the parties’ approval of the Construction Budget for the Initial Premises (following the parties’ mutually agreed value engineering (including any revisions to the Plans arising therefrom or relating thereto) and as determined in accordance with Section 3.2 and as evidenced by the parties signature thereon) (the “Initial Outside Completion Date”) because of the action or inaction of Landlord or its employees, contractors and/or agents, then, following the Initial Outside Completion Date, Tenant shall be entitled to an abatement of rent equivalent to two times the daily Base Rent (determined by dividing the monthly Base Rent payable as of the first day of the Term by thirty (30)) for each day after the Initial Outside Completion Date, that Substantial Completion of the Tenant Improvements in the Initial Premises has not occurred. Landlord shall not be responsible for any delay in Substantial Completion of the Tenant Improvements in the Initial Premises due to the action or inaction of Tenant or its employees, contractors and/or agents, or for any delay arising as the result of any Change Orders or other modifications to the Plans requested by Tenant or required to comply with applicable law, rule or regulation. Tenant’s designated representative for all work pertaining to the Tenant Improvements shall be [***] (“Representative”).  Landlord shall supervise and direct the construction of Tenant Improvements using Landlord’s best skill and attention, and Landlord shall be solely responsible for all construction means, methods, techniques, sequences, and procedures and for coordinating all portions of the work on the Tenant Improvements in accordance with the Plans.   Landlord warrants to the Tenant that all materials and equipment incorporated into the existing Leased Premises will be new unless otherwise specified or approved by Tenant, and that all work on the Tenant Improvements will be of good quality, free from known faults and defects (provided that Landlord shall remain responsible to remedy any construction defects which are discovered after the Commencement Date as provided in Section 7.1), and in substantial conformity with the Plans, provided any change in the construction from that shown on the Plans which impacts Tenant’s business operations or any substitution of materials from that shown on the Plans shall only be made with Tenant’s prior written approval.  Notwithstanding the foregoing, the Tenant Improvements to be constructed by Landlord are set forth on Schedule 3.1(b) attached hereto under the heading “Provided by Cedar Brook.” In addition, Schedule 3.1(c) attached hereto shows the demarcation between the scope of work of Landlord and Tenant’s contractor, AES Clean Technology, Inc. (“AES”), in the Leased Premises.

(b)      Tenant shall be responsible for all items listed on the attached Schedule 3.1(b) under the heading “Provided by Rocket Pharma” and as shown on Schedule 3.1(c) attached hereto, which work shall not be included in “Tenant Improvements” (“Tenant Work”).  With respect to Tenant Work, Tenant shall (i) coordinate the performance of Tenant Work so as to minimize interference with work being performed by Landlord; (ii) [***], and (iii) provide evidence that Tenant’s contractors have appropriate insurance.  Schedule 3.1(a) identifies those portions of the Tenant Improvements which must be completed by Landlord (the “Initial Landlord Work”) prior to AES commencing its portion of the Tenant Work in the single-story area of the Initial Premises. Landlord will provide Tenant with written notice of the completion of the Initial Landlord Work. Subject to the provisions of Section 18 (other than Landlord’s right to offer to perform the Alterations which Landlord hereby waives), Tenant may, at any point during the Term, engage AES (or a contractor having similar experience and reputation as AES (and being referred to herein as “AES”)) to construct cleanroom and/or cleanroom support spaces within the area designated in the Leased Premises as the cleanroom space as shown on Schedule 3.1(c),  at its option and expense at any point during the Term. Any construction or other work to be conducted by AES in the Leased Premises is referred to herein as the “AES Work.”

(c)      Tenant shall have the right to place mechanical and other equipment on the roof of the Building, provided the equipment is located within the roof screens.  Tenant shall also have the right to request that Landlord install an emergency generator at Tenant’s cost at a location mutually agreeable to the parties, which will be located on the Property, but may be located outside of the Leased Premises.  Landlord will assist Tenant, if required, in obtaining any governmental approvals necessary for the installation of the generator.

(d)      Tenant shall, at its expense, cause AES to (i) make commercially reasonable efforts to coordinate the performance of the AES Work with, and not unreasonably and materially interfere, delay, hinder or restrict, Landlord’s construction of the Tenant Improvements, (ii) abide by and comply with all safety and construction rules, regulations, ordinances, codes, guidelines and procedures required under applicable law, rule, regulation or common construction industry practice, (iii) obtain, maintain and provide evidence of insurance in accordance with the insurance certificate attached hereto as Exhibit 3.1(d) attached hereto, (iv) obtain, maintain and provide evidence of its receipt of all governmental, local and municipal approvals, licenses, permits and authorizations necessary for the AES Work prior to the commencement thereof, (v) undertake all commercially reasonable efforts to only use contractors, employees and other personnel that will work in harmony with [***], (vi) not directly use or contract with any contractors generally used or designated by Landlord for any portion of the AES Work, other than pursuant to subcontracts with Landlord providing for Landlord pricing, and (vii) not cause or permit the filing of any liens, claims or charges upon the Building or Property in respect of its portion of the Tenant’s Work and to immediately remove and discharge the same within thirty (30) days of notice thereof. Tenant shall be directly responsible to Landlord for any direct damages and shall indemnify and hold Landlord harmless for any loss, cost, expense, damage or claim arising solely from any breach by AES of any of the foregoing up to a maximum of One Million Dollars ($1,000,000.00) (except that such limitation shall not apply to any breach of clauses (ii), (iii), (iv) or (vii)). Notwithstanding anything in this Amendment or the Lease, under no circumstances shall Tenant be liable for any punitive or consequential damages.

3.2      (a)      Landlord shall complete the construction of Tenant Improvements in the Initial Premises (and in the Additional Premises if Landlord performs the Tenant Improvements in the Additional Premises) in a good and workmanlike manner and in substantial accordance with the Plans, provided Landlord shall not make any modifications to the construction from that shown on the Plans which would impact Tenant’s operations without Tenant’s prior written consent.  The Plans shall be in sufficient detail to permit Landlord to apply for a building permit for the Tenant Improvements (which Landlord shall promptly do), and to prepare a construction budget for the construction of the Tenant Improvements (“Initial Construction Budget(s)”).   The Initial Construction Budget for the Initial Premises and/or Additional Premises, as applicable, shall set forth the lump sum amount payable by Tenant to Landlord for the construction of the Tenant Improvements (“Hard Construction Cost”).  The Initial Construction Budgets for Tenant Improvements shall also include Landlord’s standard mark-up of [***] of the Hard Construction Costs for general conditions, [***] of the Hard Construction Costs for overhead, and [***] of the Hard Construction Costs for profit.  The only exclusion from the Initial Construction Budgets shall be the actual fees charged by the Township of Cranbury for construction permits and certificates of occupancy, which will not be determined by the municipality until after the Landlord applies for the construction permits and certificates of occupancy and shall be paid by Tenant as set forth hereafter.

Concurrent with the execution of this Lease, Landlord will provide the Initial Construction Budget to Tenant for the Tenant Improvements within the Initial Premises.  The parties shall cooperate to value engineer the Tenant Improvements (which value engineering shall be approved by Tenant’s engineers, architects and other professionals) and finalize the Initial Construction Budget in a manner and in an amount that is acceptable to the parties and, in any event, within 30 days of the Effective Date . Upon the approval of the Initial Construction Budget for the Initial Premises, the Plans and the budget will be signed by both parties and the budget shall thereafter be deemed the “Construction Budget.”

Within thirty (30) days of receipt of Plans for the Additional Premises (“Additional Premises Plans”), Landlord shall prepare and submit the Initial Construction Budget for the Additional Premises to Tenant for its approval.   Tenant, if so desires, and within this same thirty day period, may obtain additional bids for the construction of Tenant Improvements in the Additional Premises from contractors, construction estimators and/or construction managers experienced [***]the New York/New Jersey region.  Bids or estimates from all parties shall be opened no later than the end of this fifteen (15) day period, at the same time in the presence of both the Tenant and Landlord, at Landlord’s office and at a time mutually acceptable to the parties.  All bids shall be revised, if necessary, to ensure that the bids include all items necessary to complete construction of Tenant Improvements according to the Additional Premises Plans.  If the Landlord’s Initial Construction Budget, including all markups for overhead, profit and general conditions, is not the lowest estimate, Landlord shall be provided with sufficient backup to determine whether the Tenant’s bid includes all items contained in Landlord’s Initial Construction Budget and Landlord shall have an opportunity to adjust its bid.    In addition, if the bid submitted on behalf of Tenant contains items that are not included in Landlord’s Initial Construction Budget, Landlord shall revise its proposed budget to include such items at Tenant’s request.  If, after finalizing the bids, the Landlord’s Initial Construction Budget, compared to Tenant’s bid is the low bid, Tenant shall accept Landlord’s Initial Construction Budget after which Landlord shall immediately commence construction of Tenant Improvements in the Additional Premises.  If, after review and any revisions to the bids, the Landlord’s Initial Construction Budget is still higher than other bid submitted, then Landlord shall either cede the construction to the Tenant’s general contractor or agree to perform the work at the lowest bid.  Once finalized and approved by the parties, the budget shall be deemed the “Additional Premises Construction Budget”.  Landlord shall not be obligated to order any equipment or commence work until Tenant has approved the Additional Premises Construction Budget.  A complete set of the agreed upon Additional Premises Plans, and the agreed upon Additional Premises Construction Budget, shall be initialed by, and distributed to Landlord and Tenant.

(b)      Neither the Construction Budgets nor the Plans shall be changed or altered in any way except by change order approved in writing by Landlord and Tenant, which change order shall include any increased price as a result of the change in the Plans (“Change Order”).   All Change Orders shall be valid and binding upon Landlord and Tenant only if authorized by written Change Order signed prior to commencement of the work on the portion of Tenant Improvements reflected in the Change Order.  In the event a Change Order is submitted to Tenant and is not approved by Tenant within sufficient time for Landlord to implement the change to Tenant’s Improvements, provided Tenant shall be given a minimum of five (5) business days to approve the Change Order, work on the Tenant Improvements shall continue as if the Change Order had never been requested unless if despite the fact that the Change Order will cause a delay, Tenant authorizes the Change Order, then Landlord will make the change provided Tenant agrees that any delay in reviewing and approving the Change Order shall not delay the Commencement Date and Tenant’s obligation to pay Rent.  The cost or credit to the Tenant due to any Change Order shall be determined per the terms of such Change Order. In the event the Change Order increases the cost set forth in the Construction Budget, then the amount shall be added to the Construction Budget and paid in accordance with payment by Tenant of the cost of Tenant’s Improvements, as outlined below.  The Landlord shall only have the right to substitute materials and equipment required by the Plans, provided said substitutions conform with applicable building codes, meet specifications and are the subject of a Change Order which is approved by Tenant.  Each and every Change Order shall state whether the change will entail a delay in the date of Substantial Completion.  Any Change Order requested by Tenant to the extent that it is the sole cause of a delay in the date of Substantial Completion shall delay the Outside Completion Date for the Initial Premises or Additional Premises, as applicable, on a day for day basis. However, any Change Order requested by Landlord, to the extent that it is the sole cause of a delay of the date of Substantial Completion, shall not delay the applicable Outside Completion Date.

3.3      (a)      The Landlord may secure and advance payment for the construction permits necessary for the proper execution and completion of the Tenant Improvements.  Tenant shall pay such amounts to Landlord not later than 30 days after receipt of an invoice therefor.  Landlord shall obtain a temporary or permanent certificate of occupancy or certificate of acceptance (collectively referred to as the “CO”) after the Tenant Improvements in the Initial Premises and Additional Premises, as applicable,  have been Substantially Completed, as hereafter defined, which permits Tenant to occupy and operate its business within the Leased Premises.  If a temporary CO is issued, Landlord shall perform any work necessary to obtain a permanent CO as soon as practicable, but no later than the date that any temporary CO would expire.  Landlord shall not, however, be responsible for securing any environmental or operating permits or certifications that are required in order for Tenant to conduct its business.  However, to the extent necessary and requested by Tenant, Landlord shall assist Tenant in securing any environmental or operating permits or certifications that are required in order for Tenant to actually conduct its business at no additional cost to the Landlord.

(b)      After Substantial Completion of Tenant Improvements for the Initial Premises or Additional Premises, as applicable Tenant shall obtain “as built” Plans at its cost and shall provide Landlord with one reproducible set of the Plans.  Landlord will also be provided with a current pdf containing the Plans at no cost to Landlord.  Tenant hereby consents to Landlord’s use of Tenant’s Plans, solely in connection with the Leased Premises and subject to any rights retained by the Architect and Tenant. Tenant also agrees to make commercially reasonable efforts to contract with the Architect to provide Landlord with a CAD disk or disks containing the Plans, at no cost to the Landlord, upon Landlord’s written request upon Substantial Completion of Tenant’s and Landlord’s Improvements and receipt of the CO, and shall further make commercially reasonable effort to obtain consent from the Architect for Landlord’s use of the Plans, provided there is no additional cost to Tenant.  Architect shall have no obligation to provide further services to Landlord unless and until an agreement mutually acceptable to Architect and Landlord with respect to compensation for such future services is executed by the parties, which Agreement shall not include any unpaid work performed on behalf of Tenant.

3.4      (a)      Landlord shall provide Tenant with the following improvements to the Leased Premises and Common Areas, at Landlord’s sole cost and expense no later than Substantial Completion of Tenant Improvements in the Initial Premises (“Landlord’s Work”):

I.	Finish parking lot with stripes, stenciled visitor & handicap parking with lighting as approved by local governing authorities and repair any defects in parking lot so that it is in new condition~~.~~;

II.	Provide 4000 amp PSEG transformer capacity to Building;

III.	Install Building main switchgear;

IV.	Install fire service to Building with sufficient flow and pressure to support the facility design of ordinary hazard, group 2 occupancy;

V.	Underground sewer main to the point of connection with the Building;

VI.	Water service to Building to the point of connection with the Building;

VII.	Natural gas capacity to the point of connection with the Building;

VIII.
Exterior Building doors and windows in good working order and all portions of the Building, including windows, doors, roof, basement, and any other building penetration or system not associated with Tenant Improvements to be free of leaks;

IX.	Install fire sprinkler flow monitoring valves;

X.	Five inch concrete slab in single story area with fiber reinforcement. (Any additional work required to the slab beyond this scope shall be at an added cost to Tenant);

XI.	Installation of generator pad at a location designated by Tenant based upon Building layout, and reasonably acceptable to Landlord;

XII.
Installation of pad in parking lot for trash and recycling staging/pickup and relevant access thereto in the location approved by the Township of Cranbury and as shown on the site plan attached as Exhibit A;

XIII.	Installation of an elevator in the two-story section of the Building, which is accessed in the lobby on the first floor and which also accesses the basement;

XIV.
It is the understanding of the parties that any improvements required to be constructed outside of the Leased Premises except if serving Tenant’s specific business operations rather than the general operation within the Building, shall be constructed by Landlord at its expense, regardless of whether specifically listed herein.  The cost of any additional work in the Building required beyond this scope shall be the responsibility of the Tenant.

The entire cost of the construction of Tenant Improvements as contained in the Construction Budgets shall be Tenant’s obligation (“Tenant’s Cost Share”).  Not later than thirty (30) days after approval of the Construction Budget for any Tenant Improvements to be performed by Landlord, Tenant shall promptly pay to Landlord a sum equal to 20% of Tenant’s Cost Share.  Thereafter, Tenant will be invoiced on a monthly basis for the work performed during the previous thirty-day period, which invoices shall be paid by Tenant no later than thirty (30) days of receipt. Upon Tenant’s request, Landlord shall provide evidence to Tenant that all contractors and/or vendors have been paid for work performed to date and funded by Tenant.  Upon Substantial Completion of Tenant Improvements and Landlord’s Work, Tenant shall pay to Landlord a sum equal to the remaining balance of Tenant’s Cost Share no later than thirty (30) days after Tenant’s receipt of notice of the final amount of Tenant’s Cost Share.  In the event Tenant fails to pay to Landlord, upon approval of the Construction Budget, a sum equal to 20% of Tenant’s Cost Share, Landlord shall not be obligated to commence work on the Tenant Improvements for the Leased Premises.  In the event that Tenant fails to make subsequent payments in accordance with the terms of this Lease, Landlord shall not be obligated to continue the work. Such failure to pay shall constitute a default under this Lease, but shall not delay the Commencement Date of this Lease for any period the Tenant’s Share remains unpaid.  In the event that Tenant fails to pay to Landlord, upon Substantial Completion of the Tenant Improvements and Landlord’s Work, a sum equal to the remaining Tenant’s Cost Share, such failure shall constitute a default under this Lease; and Tenant shall not be permitted to occupy the Leased Premises; and Tenant shall continue to make payment of all Rent; and Landlord shall be entitled to all rights and remedies available hereunder, at law or in equity, which rights shall be cumulative.  All sums so owing to Landlord shall constitute Additional Rent and shall be subject to the imposition of late charges as provided in this Lease.  All payments of Tenant’s Cost Share shall be made no later than thirty (30) days after receipt of notice from Landlord of the amount due.

(b)     Except for extensions of time for delays, extensions of the Initial Outside Completion Date and Additional Premises Outside Completion Date(s) and payment of Rent and rent abatements as provided herein, no payment or allowance of any kind shall be claimed by Tenant, or made by Landlord as compensation for damages on account of any delay in the Substantial Completion of the Tenant Improvements and Landlord’s Work, unless the delay is not a result of Tenant’s delay and is a delay instead caused by Landlord, its contractors, employees and/or agents and is avoidable (not caused by force majeure).

3.5     During construction of Tenant Improvements, a representative of Tenant and Landlord shall inspect the site and progress of the work on a schedule to be mutually agreed upon by the parties.

3.6      The Tenant Improvements shall be commenced after approval of the Plans and applicable Construction Budget and receipt by Landlord from the governmental entities having jurisdiction therefor, all permits necessary to commence construction.  Subject to the terms hereof, Substantial Completion of the Tenant Improvements in the Initial Premises shall be completed no later than the Initial Outside Completion Date.  As used herein the term “Substantial Completion” shall mean that the Tenant Improvements and Landlord Work have been completed in substantial conformity with the Plans, provided any changes in construction which impact Tenant’s business operations or any substitution of materials from those shown on the Plans shall be approved by Tenant, and a CO has been issued permitting Tenant to use and occupy the applicable portion of the Leased Premises (the Initial Premises or Additional Premises, as applicable), even though minor details, adjustments or punch list items that do not materially impair Tenant’s use and enjoyment of the Leased Premises may not have been finally completed, but which work Landlord shall diligently pursue to final completion. Any delay in Landlord’s ability to perform Landlord Work or Tenant Improvements, which delays Landlord’s ability to achieve Substantial Completion and is caused solely by performance of Tenant Work shall not delay the Commencement Date by the duration of the delay caused by the performance of Tenant Work.

Tenant shall have the right to provide a punch list of incomplete items (“Punchlist”) to Landlord within forty-five (45) days after issuance of the CO for any portion of Tenant Improvements constructed by Landlord, and Landlord shall complete all items on the Punchlist as soon as reasonably practicable thereafter.  Tenant shall allow Landlord and its contractors to enter the Leased Premises during normal working hours and upon reasonable advance notice after issuance of the CO to complete remaining minor work and Punchlist items.  Upon Tenant’s request, Landlord or its agents shall be accompanied by a representative of Tenant.  Notwithstanding anything contained herein, Landlord shall not be permitted to enter any portion(s) of the Leased Premises if Legal Requirements prohibit Landlord’s access to such portion of the Leased Premises due to confidentiality restrictions.  Landlord agrees that its employees, representatives or agents shall not enter any sterile areas within the Leased Premises without following the procedures outlined by Tenant for access to these areas.  It is agreed that for the purpose of this Lease, wherever and whenever the term Substantial Completion is used, it shall not include items of maintenance or service or items on the Punchlist.

3.7. CONSTRUCTION IN ADDITIONAL PREMISES
The parties acknowledge that Tenant intends to construct improvements to the Additional Premises after the Commencement Date. Prior to commencing construction of improvements in the Additional Premises (“Additional Construction”), Tenant shall deliver plans and specifications to Landlord.  The provisions of Section 3.2(a) and (b) and 3.3(a) and (b) shall be applicable to construction of the Additional Premises; provided, however, Landlord reserves the right to decline and waive its right to perform any phase of the Additional Construction.  If Landlord constructs the Additional Premises, Landlord shall supervise and direct the construction of Tenant Improvements using Landlord’s best skill and attention, and Landlord shall be solely responsible for all construction means, methods, techniques, sequences, and procedures and for coordinating all portions of the work on the Tenant Improvements in accordance with the plans for the Additional Premises.   Landlord warrants to the Tenant that all materials and equipment incorporated by or on behalf of Landlord into the Leased Premises will be new unless otherwise specified or approved by Tenant, and that all work on the Tenant Improvements performed by Landlord will be of good quality, free from known faults and defects (provided that Landlord shall remain responsible to remedy any construction defects which are discovered after the Commencement Date as provided in Section 7.1), and in substantial conformity with the Plans, provided any change in the construction from that shown on the plans which impacts Tenant’s business operations or any substitution of materials from those shown on the Plans shall only be made with Tenant’s prior written approval.   Tenant shall have the right to elect to construct Tenant Improvements in the Additional Premises in phases.   If Substantial Completion of the Additional Construction performed by Landlord in any phase of the Additional Premises does not occur by the two hundred eleventh (211th) day following the parties’ approval of the Construction Budget for such Additional Construction in the applicable phase (following the parties mutually agreed value engineering and as determined in accordance with Section 3.2 and as evidenced by the parties signature thereon) (the “Additional Outside Completion Date(s)”) because of the action or inaction of Landlord or its employees, contractors and/or agents, then, following the Additional Outside Completion Date for such Additional Construction, Tenant shall be entitled to an abatement of rent equivalent to two times the daily Base Rent (determined by dividing the monthly Base Rent payable as of the first day of the Term by thirty (30)) for each day after such Additional  Outside Completion Date, that Substantial Completion of such Additional Construction in the Additional Premises has not occurred. Landlord shall not be responsible for any delay in Substantial Completion of the Additional Construction in the Additional Premises due to the action or inaction of Tenant or its employees, contractors and/or agents, or for any delay arising as the result of any Change Orders or other modifications to the Additional Premises Plans requested by Tenant or required to comply with applicable law, rule or regulation or if the Additional Construction includes kitchen equipment or other items which require substantial lead times for procurement or requires permits, licenses or approvals from the Board of Health.  Wherever in this Lease reference is made to “Tenant’s contractors”, it is not intended to include Landlord, if Landlord is performing the Tenant Improvements.  If Landlord is not retained to complete the Additional Construction, then Tenant shall comply with the following: (i) not less than 10 business days prior to commencing the Additional Construction, Tenant shall deliver to Landlord final plans, specifications and necessary permits for the Additional Construction, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor which consent shall not be unreasonably withheld, (iii) the Additional Construction shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Legal Requirements and the plans and specifications delivered to, and approved by Landlord.  If Landlord is not the contractor, Tenant shall provide Landlord with as-built plans, in both CAD and PDF format, along with back-up disks, upon completion of the work. All Additional Construction attached to the Building shall become part of the realty immediately upon installation and, except for improvements which Landlord requires Tenant to remove pursuant to this Lease, shall be surrendered with the Leased Premises without payment by Landlord.

4.           RENT
4.1      Tenant shall pay, as rent for the Leased Premises, the following:

(a)      During the first year of the Term, an annual base rent for the Leased Premises, excluding the basement, of $13.00 per square foot, for an aggregate annual base rent of $1,072,760.00 (“Above-Ground Base Rent”), payable monthly in the sum of $89,396.66. In addition, during the first through the fifth year of the Term, Tenant shall pay an annual base rent of $6.00 per square foot for basement space for annual base rent of $127,200.00 (“Base Basement Rent”, and together with the Above-Ground Base Rent, the “Base Rent”) based upon an occupancy of 21,200 square feet, payable monthly in the sum of $10,600.

(b)     Commencing on the first anniversary of the Lease Commencement date, and on every anniversary date of the Commencement Date thereafter, the Above-Ground Base Rent shall be increased by 3%.   Commencing on the sixth anniversary of the Lease Commencement Date, and on every anniversary date of the Commencement Date thereafter, Tenant shall pay Base Basement Rent, based upon an escalation from the Commencement Date at the rate of 3% per year.  For avoidance of doubt, annual Base Basement Rent during the sixth Lease year shall be $6.96 per square foot.   Thereafter the Base Basement Rent shall continue to escalate by 3% on each anniversary of the Commencement Date.

4.2      Tenant shall also pay the following which shall be referred to herein as “Additional Rent”:

(a)      Common Area Expenses as hereafter defined in paragraph 8.1.

(b)      Any other charges as provided in this Lease.

The Base Rent and Additional Rent shall be referred to hereafter as “Rent”.

4.3      Tenant covenants to pay the Rent in lawful money of the United States which shall be legal tender for the payment of all debts, public and private, at the time of payment.  Such Rent shall be paid to Landlord via wire transfer or other electronic transfer to an account provided by Landlord, or at such other place or means as Landlord may, from time to time, designate by notice to Tenant.

4.4      The Rent shall be payable by Tenant without any set-off or deduction of any kind or nature whatsoever and without notice or demand.

5.           PARKING AND USE OF EXTERIOR AREA
The Tenant shall have the exclusive right to use all parking spaces located at the Building and designated on Exhibit A as “Tenant Parking”.  The Landlord and Tenant mutually agree that they will not block, hinder, or otherwise obstruct the access driveways and parking areas so as to impede the free flow of vehicular traffic within the Office Park, including to the common areas adjacent to the Building.  In connection with the use of the loading platforms, if any, Tenant agrees that it will not use the same so as to unreasonably interfere with the use of the access driveways and parking areas.  Tenant shall not park or store trailers or other vehicles on any portion of the access driveways in a manner that would impede access to the parking areas, and shall not utilize any portion of the Office Park other than as provided in this Lease, without the prior written consent of Landlord.  If at any time a café, restaurant or similar food establishment is open for business in the Office Park, that is of a quality and capacity to reasonably service Tenant’s employees working at the Leased Premises on a daily basis, Tenant shall not authorize any food truck or other vendor to sell food in the parking lot adjacent to the Leased Premises.   This provision is not intended to prohibit Tenant from providing food to its employees within the Leased Premises.  Tenant shall also have the right to utilize any portion of the Leased Premises to host private events related to its business, including events providing catering or other food service.

6.           USE
The Tenant covenants and agrees to use and occupy the Leased Premises only for offices, cleanrooms, development space and laboratories for biotechnology, pharmaceutical or medical device research, production, manufacturing, and testing, and for customary related uses which use is expressly subject to all applicable zoning ordinances, rules and regulations of any governmental instrumentalities, boards or bureaus having jurisdiction thereof (“Zoning Laws”), or any other use permitted by the applicable Zoning Laws.  Tenant’s use of the Leased Premises shall not interfere with the peaceable and quiet use and enjoyment by other tenants in the Office Park. Tenant’s use must comply with all present and future statutes, laws, codes, regulations, ordinances, orders, rules, bylaws, administrative guidelines, requirements, directives and actions of any federal, state or local governmental or quasi-governmental authority, and other legal requirements of whatever kind or nature (“Legal Requirements”). Tenant and Landlord shall not permit any conduct or condition which may endanger, disturb, or otherwise interfere with any other Building occupant’s normal operations or with the management of the Building, provided that the management of the Building does not interfere with Tenant’s normal business operations.  Tenant and Landlord shall not commit any nuisance or excessive noise, and will dispose of all garbage and waste in compliance with Legal Requirements and in a manner that minimizes emissions of dirt, fumes, odors or debris.

7.           REPAIRS AND MAINTENANCE
7.1      Tenant shall maintain, and repair the Leased Premises in a good and workmanlike manner, and shall, at the expiration of the Term, deliver the Leased Premises in good order and condition, damages by fire or casualty, the elements and ordinary wear and tear excepted.  Tenant covenants and agrees that it shall not cause or permit any waste, damage or disfigurement to the Leased Premises, or any overloading of the floors.  Tenant shall maintain, and make all repairs to the floor surface, HVAC, plumbing and electrical systems including all ballasts and fluorescent fixtures located within the Leased Premises.  Notwithstanding the foregoing, the Tenant Improvements, including the electrical and mechanical portions of the Tenant Improvements, if constructed by Landlord shall have a Landlord’s warranty of two (2) years from the date of Substantial Completion of the applicable Tenant Improvements, except that (a) any defect in construction of the Tenant Improvements discovered at any time during the Lease Term shall not be limited to the two year warranty, and (b) with respect to the operation of the HVAC system, the compressor which shall have a five-year manufacturer’s warranty.    All warranties shall run from Substantial Completion of that portion of the construction by Landlord of Tenant Improvements.  Landlord shall be responsible for repairs to the roof, including the roof membrane, exterior load-bearing walls, and electric and plumbing systems to the point where they enter the Leased Premises and for any condition affecting such systems within the Leased Premises.  Landlord shall also be responsible for maintenance, repair and replacement of all improvements constituting “Landlord’s Work” pursuant to Section 3.4(a) of the Lease.   Landlord shall not be required to make, and Tenant shall be responsible for, any repairs occasioned by the negligent acts or omissions of Tenant, its agents, employees, contractors, or subcontractors.  Tenant shall promptly report in writing to Landlord any defective condition which Landlord is required to repair, and, in the event Tenant has actual knowledge thereof, Landlord’s obligation to repair is conditioned upon receipt by Landlord of such written notice.  Landlord’s obligation to repair is also conditioned, at Landlord’s option, upon Tenant not then being in default under this Lease after written notice and expiration of any applicable cure period.  Landlord shall have no other maintenance or repair obligations whatsoever with respect to the Leased Premises except the foregoing unless caused by the gross negligence or willful act of Landlord. Except to the extent of Landlords’ obligations, Tenant shall keep and maintain in good order, condition and repair the Leased Premises and every part thereof, including, without limitation, the interior surfaces of the exterior walls,  interior doors, door frames, door checks, windows and window frames, all wall and floor coverings, all building systems and components thereof that exclusively service the Leased Premises, and alterations, additions or improvements (“Alterations”) made by or on behalf of Tenant and shall make all other interior non-structural repairs, replacements, renewals and restorations, ordinary and extraordinary, foreseen and unforeseen, required to be made in and to the Leased Premises.  The term “repair” as used in this Section shall include replacements when necessary.   Tenant agrees to generally maintain the Leased Premises at a minimum temperature of 45 degrees to prevent the freezing of domestic water and sprinkler pipes and (with respect to the office area of the Leased Premises only) no higher than 78 degrees to prevent humidity, mold and mildew. In the event Tenant vacates the Leased Premises, Tenant shall be required to (i) continuously operate the HVAC system to maintain the temperatures set forth in the previous sentence, and (ii) inspect the Leased Premises and, report any defective conditions to Landlord immediately, and confirm upon request of the Landlord that such inspections have taken place.

7.2      From and after the earlier of (i) commencement by AES of the AES Work, or (ii) the Commencement Date, Tenant shall, at its own cost and expense, pay all electric, gas, water, sewer and other utility charges servicing the Leased Premises.  Landlord shall install, a water meter at the Leased Premises at its cost and expense.  Tenant shall not store any items outside the Leased Premises, and shall deliver its garbage and recyclables to the central receiving area as shown on Exhibit A.  Tenant shall dispose of all hazardous/medical waste with an approved hauler at its own cost.

7.3      Landlord does not warrant that any services Landlord or any public utilities supply will not be interrupted.  Services may be interrupted because of accidents, repairs, alterations, improvements, or any other reason beyond the reasonable control of Landlord and Landlord, except for in connection with the gross negligence or willful misconduct of Landlord or its agents or employees, shall not be subject to liability as a result thereof.  Notwithstanding the above, if essential services (water, electric or gas) are interrupted for more than six (6) days (excluding days declared as a state of emergency by the State of New Jersey) except if such interruption is caused by Tenant’s failure to maintain and repair the Leased Premises, and such interruption shall prevent Tenant from operating its business in the normal course, then Tenant shall be entitled to an abatement of Base Rent from and after the six (6) days until service is restored.

8.           COMMON AREA EXPENSES, TAXES AND INSURANCE
8.1     Based upon a Building area of 103,720 square feet, the Tenant shall pay to the Landlord, monthly, as Additional Rent the cost of the following items, all of which shall be known as Common Area Expenses:

(a)     The costs incurred by the Landlord for the operation, maintenance, and repair of the Common Areas in the Office Park, including Tenant’s Parking (“Operating Costs”), which costs to Tenant (“Tenant’s Share of OC”) shall be $3.20 per square foot for calendar year 2018 and shall be adjusted each January 1st commencing on January 1, 2019 by three (3%) percent, including the following:

(1)	lawns and landscaping

(2)	exterior sewer lines;

(3)	exterior utility lines which are not maintained by a public utility company;

(4)	repair and maintenance of any signs furnished and installed by Landlord serving the Office Park;

(5)	snow removal from all parking lots, driveways and walkways;

(6)	standard trash disposal and recycling;

(7)	ground maintenance and maintenance of the parking lot, driveways, and walkways;

(8)	maintenance contracts for the roof;

(9)	pest control;

(10)	central station monitoring for fire sprinkler system; and

(11)
other ordinary maintenance expenses normally incurred by Landlord relating to the Building (excluding any costs associated with the elevator, including maintenance and service of elevator) and common areas of the Office Park;

The $3.20/square foot, as increased annually, shall include the cost of the annual insurance premiums charged to the Landlord for insurance coverage which insure the buildings in the Office Park. The insurance shall be for the full replacement value of all insurable improvements with any customary extensions of coverage including, but not limited to, vandalism, malicious mischief, sprinkler damage and comprehensive liability, and insurance for one year’s rent.  The Landlord shall maintain said insurance in effect at all times hereunder.  Any increase in the insurance premiums due to a change in rating of the Building to the extent attributable to Tenant’s use, or due to special Tenant equipment, shall be paid entirely by the Tenant, except to the extent that the increase is due to construction of the Tenant Improvements and occupancy by Tenant of the Leased Premises which was otherwise a vacant building.  Tenant expressly acknowledges that Landlord shall not maintain insurance on Tenant’s furniture, laboratory fixtures, machinery, inventory, equipment or other personal property; and

(b)     Tenant shall pay all real estate taxes assessed by governmental authorities against the Building and Property directly to Cranbury Township.  Tenant shall provide evidence of payment of taxes upon request by Landlord after the date taxes are due.  Nonpayment of these taxes prior to assessment of late fees shall be considered a default.  In the event Landlord pays any delinquent taxes, Tenant shall be charged interest on the taxes and any penalties paid by Landlord, at the rate of 1.5% per month; and

(c)      A management fee of 3% of the Tenant’s Base Rent.

8.2      Tenant’s Share of Operating Costs for any calendar year, part of which falls within the term of this Lease and part of which does not, shall be appropriately prorated.

8.3     If at any time during the term of this Lease the method or scope of taxation for real estate taxes prevailing at the commencement of the Lease Term shall be altered, Tenant’s  substituted tax or imposition shall be payable and discharged by the Tenant in the manner required pursuant to the law which shall authorize such change.

8.4     If at any time during the Term of the Lease any portion of the Building is leased by Landlord to another tenant, including any portion of the basement, then the Tenant’s obligation to pay Real Estate Taxes shall be reduced to exclude the proportionate share of such Real Estate taxes attributable to the portion of the Building leased to another tenant.  In addition, if at any time during the Lease term Landlord recaptures any portion of the Building, then Tenant’s obligation to pay Operating Expenses shall be reduced to exclude the proportionate share of such Operating Expenses attributable to the portion of the Building recaptured by Landlord.

8.5      Tenant, at all times and at its expense, shall keep in effect commercial general liability insurance, including contractual liability insurance, covering Tenant’s use of the Leased Premises, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $2,000,000 combined single limit with a $5,000,000 general aggregate limit (which may be satisfied by an umbrella liability policy) for bodily injury or property damage and no less than $300,000.00 for property damage, with a deductible of no more than $20,000.00; however, such limits shall not limit Tenant’s liability hereunder.  The policy shall name Landlord, and at Landlord’s written request, any mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without 10 days prior notice to Landlord for nonpayment of premium, and at least 30 days prior notice to Landlord for all other reasons.  The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Office Park is located and rated at least A VII in the most current edition of Best’s Insurance Reports.  Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Leased Premises, and at least 30 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.  Tenant shall at all times, at its own cost and expense, carry sufficient “All Risk” property insurance on a replacement cost basis to avoid any coinsurance penalties in applicable policies on all of Tenant’s furniture, furnishings, fixtures, machinery, equipment and installations as well as on any Tenant Alterations.  Such coverage is to include property undergoing additions and alterations, and shall cover the value of equipment and supplies awaiting installations.

(c)      Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by the insurance required to be maintained under the Lease. This waiver and release is effective regardless of whether the releasing party actually maintains said insurance and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss.  Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary.

(d)      Tenant shall have the right to file an appeal to reduce the real estate taxes for the Property at its sole cost and expense, and any reduction and reimbursement in taxes for the Property shall accrue solely for the benefit of Tenant.

9.           SIGNS
Tenant shall not place any signs in the Office Park without the prior consent of Landlord, other than an identification sign with Tenant’s name on the entry door to the Leased Premises, and signs that are located wholly within the interior of the Leased Premises.  Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage. Landlord shall provide Tenant with a prominent listing, including Tenant’s logo, on the two Building monument signs at the entrance to the Property. Tenant may also, at Tenant’s expense, place a ground sign with Tenant’s name on it at the entrance of the Building, subject to Landlord’s approval of the size, design, and placement location of such sign.

10.         ASSIGNMENT AND SUBLETTING
10.1    (a)     Except as provided below, Tenant shall not enter into nor permit (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Leased Premises, or (iii) any transfer of a controlling interest in Tenant voluntarily or by operation of law (collectively, “Transfer”) without the prior written consent of Landlord.  Landlord shall not unreasonably withhold or delay its consent if the following conditions are satisfied (i) the proposed transferee is not an existing tenant of Landlord or Landlord’s affiliate in the Office Park, (ii) the business, business reputation or creditworthiness of the proposed transferee is acceptable to Landlord, and (iii) there is no Event of Default under the Lease at the time Tenant requests Landlord’s consent. Consent to one Transfer shall not be deemed to be consent to any subsequent Transfer.  In no event shall any Transfer relieve Tenant from any obligation under this Lease.  Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be consent to any Transfer except that any Rent accepted by Landlord shall offset any outstanding Rent owed by Tenant.  Any Transfer not in conformity with this Section shall be void at the option of Landlord.

(b)     Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate (defined as  (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all, substantially all of the assets of Tenant located in the Premises, as a going concern) provided that (i) the transferee has a tangible net worth at least equal to that of Tenant as of the date of this Lease, (ii) Tenant provides Landlord notice of the Transfer no later than 15 days after the effective date of the Transfer, (iii) upon written request by Landlord, Tenant provides copies of the current financial statements of the transferee certified by an executive officer of the transferee, and (iv) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption or sublease agreement reasonably acceptable to Landlord executed by Tenant and the transferee.

(c)      The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Leased Premises (other than to an Affiliate), Landlord may terminate this Lease, and Landlord may condition the termination on execution of a new lease between Landlord and the proposed transferee.  If Tenant proposes to enter into a Transfer of less than all of the Leased Premises (other than to an Affiliate), Landlord may amend this Lease to remove the portion of the Leased Premises to be transferred, and Landlord may condition the amendment on execution of a new lease between Landlord and the proposed transferee.  If this Lease is not so terminated or amended, Tenant shall pay to Landlord monthly, 50% of the excess of (i) all compensation received by Tenant for the Transfer of the Lease over (ii) the Rent allocable to the Leased Premises transferred, less Tenant’s reasonable expenses of marketing the space and paying brokerage commissions, which Landlord shall provide the Tenant with evidence of such expenditures.

(d)      If Tenant requests Landlord’s consent to a Transfer, Tenant shall upon written request by Landlord provide copies of the current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Landlord shall notify Tenant within 10 days after receipt of the foregoing, whether Landlord is granting or withholding consent, or, if (c) applies, whether Landlord elects to terminate the Lease. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease.  Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees incurred by Landlord in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested, not to exceed $3,000.

10.4   In the event of any assignment or subletting permitted by the Landlord, the Tenant shall remain and be directly and primarily responsible for payment and performance of the within Lease obligations, except if Landlord elects to terminate the Lease with respect to any portion or all of the Leased Premises in accordance with this Section 10, and the Landlord reserves the right, at all times, to require and demand that the Tenant pay and perform the terms and conditions of this Lease.  In the case of a complete recapture of all or a portion of the Leased Premises, Tenant shall be released from all further liability with respect to the recaptured space.  No such assignment or subletting shall be made to any Tenant who shall occupy the Leased Premises for any use other than that which is permitted to the Tenant, except with Landlord’s consent, which shall not be unreasonably withheld, or for any use which may be deemed inappropriate for the Building or extra hazardous, or which would in any way violate applicable Legal Requirements.

11.         FIRE AND CASUALTY
11.1    In case of any damage to or destruction of any portion of the Building of which the Leased Premises is a part by fire or other casualty occurring during the term of this  Lease (or prior thereto), which shall render at least 1/3 of the floor area of the Leased Premises or the building untenantable or unfit for occupancy (“Total Destruction”), which damage cannot be repaired within 180 days from the happening of such casualty, using reasonable diligence, as determined in a report prepared by an independent engineer, then the term hereby created shall, at the option of the Landlord, upon written notice to the Tenant within 15 days of such fire or casualty, cease and become null and void from the date of such Total Destruction unless within fifteen (15) days of Landlord’s notice of Total Destruction Tenant sends notice to Landlord that it elects to continue the Lease notwithstanding the fact that the Leased Premises cannot be repaired within 180 days.    In the event of the termination, the Tenant shall immediately surrender the Leased Premises to the Landlord and this Lease shall terminate.  The Tenant shall only pay Rent to the time of such Total Destruction. However, in the event of Total Destruction if the Landlord shall elect not to cancel this Lease within the 15 day period the Landlord shall repair and restore the Building to substantially the same condition as it was prior to the damage or destruction, with reasonable speed and dispatch, and in all events within 180 days, or if Tenant sends notice to Landlord that it elects to continue the Lease, Landlord shall repair and restore the Building to substantially the same condition as it was prior to the damage or destruction, with reasonable speed and dispatch, and in all events within the timeframe stated in the independent engineer’s report.  The Rent shall not be accrued after said damage or while the repairs and restorations are being made, but shall recommence upon 30 days notice from Landlord that the Leased Premises are substantially restored as evidenced by the issuance of a CO by municipal authorities.  In any case where Landlord must restore, consideration shall be given for delays under the Force Majeure paragraph in this Lease.   Whether or not this Lease has been terminated as a result of a casualty, in every instance, all insurance proceeds payable under policies of insurance carried by Landlord as a result of damage or destruction to the Building shall be paid to Landlord as its sole and exclusive property.

11.2    In the event of any other casualty which shall not be tantamount to Total Destruction the Landlord shall repair and restore the Building and the Leased Premises to substantially the same condition as they were prior to the damage or destruction, but not Tenant’s personal property, furnishings, inventory, fixtures or equipment, with reasonable speed and dispatch.  Such repairs will not exceed 180 days from the date of the casualty.  The Rent shall abate or shall be equitably apportioned as to any portion of the Leased Premises which shall be unfit for occupancy by the Tenant, or which cannot be used by the Tenant to conduct its business in the ordinary course.  The Rent shall recommence 30 days after notice from Landlord that the Leased Premises has been substantially restored, as evidenced by the issuance of a CO by municipal authorities.

11.3    In the event of any casualty caused by an event which is not covered by Landlord’s insurance policy; the Landlord may elect to treat the casualty as though it had insurance or it may terminate the Lease.  If it treats the casualty as though it had insurance then the provisions of this paragraph shall apply.  The Landlord shall serve a written notice upon the Tenant within 15 days of the casualty specifying the election which it chooses to make.

11.4    In the event the Landlord rebuilds, the Tenant agrees, at its cost and expense, to forthwith remove any and all of its equipment, fixtures, stock and personal property to the extent necessary to permit Landlord to expedite the construction unless such costs would be covered by Landlord’s insurance.  The Tenant shall assume at its sole risk the responsibility for damage to or security of such fixtures and equipment in the event that any portion of the Building area has been damaged and is not secure.

12.         COMPLIANCE WITH LAWS, RULES AND REGULATIONS
12.1. Compliance with Legal Requirements

(a)      Tenant covenants and agrees that it will, at its own cost, promptly comply with and carry out all Legal Requirements, including, but not limited to Environmental Laws, as defined below, to the extent that same apply to the manner of Tenant’s occupation or use of the Leased Premises, the conduct of Tenant’s business therein, the construction of any Alterations to the Leased Premises by or on behalf of Tenant, any termination of this Lease and surrender of possession by Tenant, or any acts, omissions or other activities of Tenant in or on the Office Park.  Subject to the foregoing, to the extent that any Legal Requirements require modifications to the Leased Premises or the Building, in order to bring same into compliance with Legal Requirements and such Legal Requirements were in effect prior to the Commencement Date and are not Tenant’s responsibility under this Section, Landlord shall be responsible for the compliance of such items with such Legal Requirements at Landlord’s cost.

(b)      The Tenant agrees, at its own cost and expense, to comply with such regulations or requests as may be required by the fire or liability insurance carriers providing insurance for the Leased Premises, and the Board of Fire Underwriters, in connection with Tenant’s use and occupancy of the Leased Premises.

(c)      In case the Tenant shall fail to comply with Legal Requirements, then Landlord may, after 10 days’ written notice (except for emergency repairs, which may be made immediately), enter the Leased Premises and take any reasonable actions to comply with them, at the cost and expense of the Tenant if Tenant has not otherwise commenced and then diligently pursued such actions as are necessary to comply with Legal Requirements.  In addition to Landlord’s rights and remedies by reason of default by Tenant, the cost thereof shall be added to the next month’s Rent and shall be due and payable as such.

12.2.   Compliance with Environmental Laws.

(a)      “Environmental Laws” are defined herein as all present or future federal, state or local laws, ordinances, rules, executive orders or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment including, but not limited to the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.. (“CERCLA”); the Industrial Site Recovery Act, N.J.S.A. 13:lK-6 et seq., (“ISRA”); the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq., (“Spill Act”): the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq.. (“SWMA”); the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq..(“RCRA”); the New Jersey Underground Storage of Hazardous Substances Act, NJ.S.A. 58:10A-21 et seq., (“USTA”); the Clean Air Act, 42 U.S.C. Section 7401 et seq., (“CAA”); the Air Pollution Control Act, NJ.S.A. 26:2C-1 et seq. (“APCA”); the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq., (“WPCA”); and any rules or regulations promulgated thereunder or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection.

(b)     For purposes of Environmental Laws, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including without limitation, the “owner” and “operator” of Tenant’s “facility” (but not the “owner” of the Property) and the “owner” of all Hazardous Materials brought on the Leased Premises and/or Property by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(c)      Tenant agrees that:   (i) no activity will be conducted on the Leased Premises that will use or produce any pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law (“Hazardous Materials,”) except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws, (“Permitted Activities”); “Hazardous Materials” includes any pollutant, dangerous substance, toxic substances, any hazardous chemical, hazardous substance, hazardous pollutant, hazardous waste or any similar term as defined in or pursuant to the (i) CERCLA; (ii) RCRA; (iii) ISRA; (iv) Spill Act; (v) USTA; (vi) WPCA; (vii) APCA; (viii) SWMA; (ix) CAA; and (x) USTA and any rules or regulations promulgated thereunder or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection (it is understood and agreed that the provisions contained in this Lease shall be applicable notwithstanding whether any substance shall not have been deemed to be a Hazardous Material at the time of its use or release); (ii) the Leased Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Leased Premises or real property on which the Leased Premises is located (the “Property”) will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials except in accordance with Environmental Laws; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical on compact disks or electronic format acceptable to Landlord; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Leased Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. “Release” shall mean the spilling, leaking, disposing, pumping, pouring, discharging, emitting emptying, ejecting, depositing, injecting, leaching, escaping or dumping however defined, and whether intentional or unintentional, of any Hazardous Material.

(d)     Tenant shall take immediate steps to halt, remedy or cure any release of a Hazardous Material in under or about the Leased Premises to the extent caused by the Tenant or by its use of the Leased Premises. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents or Tenant’s invitees, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost and in a manner in compliance with Environmental Laws.  Such remediation shall be completed without the use of Engineering Controls or Institutional Controls (as those terms are defined at N.J.A.C. 7:26E-1.8)(“Controls”) except to the extent such Controls are in place or required to address conditions that are not the responsibility of Tenant hereunder.  Tenant shall perform such work at any time during the period of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Leased Premises and/or Property terminates or expires to the extent practicable. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease. If Tenant fails to perform such work within the reasonable time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including without limitation an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs reasonably incurred by Landlord in performing such work within twenty (20) days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Laws.  Tenant agrees not to enter into any agreement with any person, including without limitation any governmental authority, regarding the removal of Hazardous Materials that have been released onto or from the Leased Premises without the written approval of the Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(e)      Tenant hereby represents and warrants that its North American Industrial Classification System (“NAICS”) classification, as defined by the most recent edition of the NAICS United States Manual is 541710 .  Tenant hereby agrees that it shall promptly inform Landlord of any change in its NAICS number and obtain Landlord’s consent for any change in the nature of the business to be conducted in the Leased Premises.  If Tenant’s operations on the Premises constitute an “Industrial Establishment” (as that term is defined by ISRA) Tenant shall comply with ISRA, the regulations promulgated thereunder and any amending and successor legislation and regulations (including, without limitation, the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1 et seq., referred to herein as “SRRA”) by obtaining one of the following:  (i) a de minimis quantity exemption; (ii) a Response Action Outcome with respect to the Leased Premises; or (iii) such confirmation that indicates that the New Jersey Department of Environmental Protection  has confirmed that ISRA compliance has been achieved (“ISRA Clearance”).  Tenant shall make all submissions to, provide all information to, and comply with all requirements of, the New Jersey Department of Environmental Protection (“NJDEP”) and a Licensed Site Remediation Professional (as this term is defined under SRRA, herein referred to as an “LSRP”) as selected by Tenant as necessary to accomplish ISRA Clearance.  Without limitation of the foregoing, Tenant’s obligations shall include (i) the proper filing, with the NJDEP, of an initial notice under NJ.S.A. 13:lK-9(a) and (ii) the performance of all remediation and other requirements of ISRA, including without limitation all requirements of N.J.S.A. 13:lK-9(b) through and including (l).  However, if the timing of compliance with ISRA is triggered by an act of Landlord (such as by Landlord’s sale of the Property) the Landlord shall be responsible for all costs (including reasonable consultant and legal fees and filing fees) associated with Initial Notice submissions needed to achieve ISRA compliance.

(f)      In the event that ISRA Clearance, if required, is not delivered to the Landlord prior to surrender of the Leased Premises by the Tenant to the Landlord, to the extent the failure to obtain ISRA clearance precludes Landlord from leasing the Leased Premises to another party at fair market rents, it is understood and agreed that the Tenant shall be liable to pay to the Landlord an amount equal to 200% of the Base Rent then in effect, together with all applicable Additional Rent from the date of such surrender until such ISRA Clearance is delivered to the Landlord, and together with any costs and expenses reasonably incurred by Landlord in enforcing Tenant’s obligations under this paragraph.

(g)     In addition to the above, Tenant agrees that it shall cooperate with Landlord in the event ISRA is applicable to any portion of the Property.  In such case, Tenant agrees that it shall fully cooperate with Landlord in connection with any information or documentation which may be requested by the NJDEP or the relevant LSRP.  In the event that any remediation of the Property is required in connection with the conduct by Tenant of its business at the Leased Premises, Tenant expressly covenants and agrees that it shall be responsible for the remediation attributable to the Tenant’s operation and Tenant shall, at Tenant’s own expense, prepare and submit the required plans and financial assurances, and carry out the approved remediation plans.

(h)     Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises or the Property), claims, demands, actions, suits, damages (excluding punitive damages from the indemnification to the extent that such damages result from acts or omissions of Landlord), reasonable expenses (including, without limitation, remediation, removal, repair, corrective action, or clean up expenses), and reasonable costs (including, without limitation, actual attorneys’ fees, consultant fees or expert fees) which are brought or are recoverable against, or suffered or incurred by Landlord to the extent resulting from any breach of the requirements under this Section 12 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such non-compliance.

(i)      Notwithstanding anything in this Lease to the contrary, the liability of the Tenant, and any indemnities provided by the Tenant hereunder, shall not extend to Hazardous Materials that were placed on the Leased Premises, in the Building, or on the Office Park by Landlord, by any of Landlord’s Agents, or by any current or former tenant of the Office Park other than Tenant.  In addition, Landlord shall not include in Additional Rent or Operating Costs, or pass on to Tenant directly or indirectly, the cost incurred by Landlord in monitoring, reporting, testing, abating and/or removing Hazardous Materials that were contained in the Leased Premises, in the Building and/or on the Office Park unless caused by Tenant or Tenant’s Agents.

(j)      Landlord’s Indemnity. Landlord hereby represents that, to the best of its knowledge, as of the date of this Lease, there are no Hazardous Substances located in the Office Park which violate any Environmental Laws. Landlord shall comply with all applicable Environmental Laws, and shall indemnify, defend, and hold harmless Tenant from and against any and all liabilities, damages, claims, losses, judgments, causes of action, and reasonable costs and expenses (including the reasonable fees and expenses of counsel) that may be incurred by Tenant or threatened against Tenant, relating to or arising out of Hazardous Substances located on, in or under the Office Park as of the Commencement Date, or were introduced onto the Office Park after the Commencement Date that are not Tenant’s responsibility hereunder.

12.3    The covenants of this section 12 shall survive the expiration or earlier termination of the Lease term.

13.         INSPECTION BY LANDLORD
Tenant agrees that Landlord shall have the right to enter into the Leased Premises during business hours for the purpose of examining the same upon reasonable advance written notice of not less than 24 hours (except in the event of emergency), or to make such repairs as are necessary, to exhibit the Leased Premises to mortgagees or prospective mortgagees or purchasers, and during the last 12 months of the Term, to prospective tenants.  Upon Tenant’s request, Landlord or its agents shall be accompanied by a representative of Tenant.  Notwithstanding anything contained herein, Landlord shall not be permitted to enter any portion(s) of the Leased Premises if Legal Requirements prohibit Landlord’s access to such portion of the Premises due to confidentiality restrictions.  Landlord agrees that its employees, representatives or agents shall not enter any sterile areas within the Leased Premises without following the procedures outlined by Tenant for access to these areas.  Any entry or repair shall not materially interfere with Tenant’s use of or access to the Leased Premises. Tenant agrees that if Tenant has ceased business operations in the Leased Premises and vacated the Leased Premises, Landlord shall have the right to enter into the Leased Premises at all hours for any reason without notice.  If Tenant vacates the Leased Premises, Tenant shall immediately give Landlord a copy of all keys and swipe cards and Landlord shall have the right to enter the Leased Premises at any time.

14.         DEFAULT BY TENANT
14.1    Each of the following shall be deemed a default (“Event of Default”) by Tenant and a breach of this Lease:

(a)   (1)        filing of a petition by the Tenant for adjudication as a bankrupt entity, or for reorganization, or for an arrangement under any federal or state statute, except in a Chapter 11 Bankruptcy where the Rent stipulated herein is being paid and the terms of the Lease are being complied with;

(2)        dissolution or liquidation of the Tenant;

(3)        appointment of a permanent receiver or a permanent trustee of all or substantially all of the property of the Tenant, if such appointment shall not be vacated within 60 days, provided the Rent stipulated herein is being paid and the terms of the Lease are being complied with, during said 60-day period;

(4)        taking possession of the property of the Tenant by a governmental officer or agency pursuant to statutory authority for dissolution, rehabilitation, reorganization or liquidation of the Tenant if such taking of possession shall not be vacated within 60 days, provided the Rent stipulated herein is being paid and the terms of the Lease are being complied with, during said 60-day period;

(5)        making by the Tenant of an assignment for the benefit of creditors; and

(6)        abandonment, desertion or vacation of the Leased Premises by the Tenant, unless Tenant employs at least one individual in the Leased Premises on a full-time basis for the purpose of maintaining the HVAC system and observing the Leased Premises.

(b)      if Tenant defaults in the payment of Rent or any other sums due under the Lease when due and such default continues for five business days after written notice thereof from Landlord, provided however, that if Landlord has delivered two such written notices of default to Tenant in any 12-month period, then any subsequent default in the payment of Rent or any other sums due under the Lease which is not paid within five business days after the date it is due shall constitute an Event of Default without requirement of any written notice of nonpayment.

(c)      if Tenant shall, whether by action or inaction, be in default of any other obligations under this Lease for 30 business days after written notice thereof from Landlord. The foregoing notwithstanding, if (i) such default cannot reasonably be cured within such 30-day period despite Tenant’s due diligence, (ii) the continuance of the cure period beyond 30 business days after Landlord’s default written notice will not subject Landlord or any mortgagee of Landlord to prosecution for a crime or any other civil or criminal fine or charge, or otherwise violate applicable Laws, subject the Office Park, or any part thereof, to being condemned or vacated, subject the Office Park, or any part thereof, to any lien or encumbrance, or result in the foreclosure of any mortgage or deed of trust on the Office Park, (iii) no emergency exists, and (iv) Tenant advises Landlord in writing within the initial 30 business day period of Tenant’s intention to take all steps necessary to cure such default and duly commences and thereafter diligently and continuously prosecutes to completion all steps necessary to cure such default, then such 30-day cure period shall be extended for a reasonable period of time as necessary under the circumstances for Tenant to cure such default (but in no event shall the cure period be extended beyond 75 days after the date of Landlord’s default written notice to Tenant).

(d)     if Tenant shall assign this Lease or sublet the Leased Premises or any portion thereof in violation of the requirements of the Lease.

14.2    Upon the occurrence of an Event of Default, Landlord shall have the following remedies, in addition to any and all other rights and remedies provided by law or otherwise provided in this Lease, any one or more of which Landlord may resort to cumulatively, consecutively, or in the alternative:

(a)      Landlord may continue this Lease in full force and effect, and collect Rent when due.

(b)     Landlord may terminate this Lease upon written notice to Tenant to such effect, in which event this Lease (and all of Tenant’s rights hereunder) shall immediately terminate, but such termination shall not affect those obligations of Tenant which are intended by their terms to survive the expiration or termination of this Lease, nor Tenant’s obligation to pay damages as set forth below.  This Lease may also be terminated by a judgment specifically providing for termination.

(c)     Landlord may terminate Tenant’s right of possession without terminating this Lease, in which event Tenant’s right of possession of the Leased Premises shall immediately terminate, but this Lease shall continue subject to the effect of this Section.  Landlord may, but shall not be obligated to, perform any defaulted obligation of Tenant, and to recover from Tenant, as Additional Rent, the reasonable and actual costs incurred by Landlord in performing such obligation. Landlord may only exercise its rights under this Section with such prior written notice as may be reasonable under the circumstances in the event of any one or more of the following circumstances is present: (i) there exists a reasonable risk of prosecution of Landlord unless such obligation is performed sooner than the stated cure period; (ii) there exists an emergency arising out of the defaulted obligation; or (iii) the Tenant has failed to obtain insurance required by this Lease, or such insurance has been canceled by the insurer without being timely replaced by Tenant, as required herein.

(d)     Landlord shall have the right to recover damages from Tenant, as set forth in the following Section. Upon any termination of this Lease or of Tenant’s right of possession, Landlord, at its sole election,  may (i) re-enter and take possession of the Leased Premises and all the remaining improvements or property, (ii) eject Tenant or any of the Tenant’s subtenants, assignees or other person or persons claiming any right under or through Tenant, (iii) remove all property from the Leased Premises and store the same  in a public warehouse or elsewhere at Tenant’s expense, and/or (iv) deem such property to be abandoned, and, in such event, Landlord may dispose of such property at Tenant’s expense, free from any claim by Tenant or anyone claiming by, through or under Tenant.  Landlord shall use reasonable commercial efforts to relet the Leased Premises after recovering possession of the Leased Premises. It shall not constitute a constructive or other termination of this Lease or Tenant’s right to possession if Landlord (A) exercises its right to repair or maintain the Leased Premises, (B) performs any unperformed obligations of Tenant, (C) stores or removes Tenant’s property from the Leased Premises after Tenant’s dispossession, (D) attempts to relet, or, in fact, does relet, the Leased Premises or (E) seeks the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease.

15.         DAMAGES
(a)      Upon any termination of this Lease or Tenant’s right of possession, or any reentry by Landlord under Section 14 of the Lease, or under any summary dispossession or other proceeding or action or any provision of law by reason of any Event of Default by Tenant, then in addition to the aggregate amount of Rent which Tenant has failed to pay under this Lease through the date of termination or re-entry (as the case may be) and any other damages recoverable by Landlord under applicable state law or this Lease, Tenant shall pay to Landlord as damages, at Landlord’s election, either:

(i)          a lump sum which shall be immediately due and payable by Tenant and which, at the time of termination of this Lease or any such reentry by Landlord, as the case may be, represents the excess of (a) the aggregate amount of the Base Rent and Additional Rent which would have been payable by Tenant (conclusively presuming that the average monthly Additional Rent is the same as was payable for the 12 calendar months prior to such termination or reentry, or if less than 12 calendar months have elapsed since the Rent Commencement Date, then all of the calendar months preceding such termination or reentry) for the period commencing with such termination or reentry, as the case may be, and ending with the Expiration Date, over (b) the aggregate amount of Rent that Tenant proves should reasonably have been received by Landlord for the same period (taking into account an appropriate vacancy period to seek and obtain a replacement tenant and time to fit the Leased Premises out for such tenant’s occupancy, during which Landlord cannot reasonably be expected to receive rent), which excess amount shall be discounted to present value using a discount rate equal to the lesser of (A) the prime rate of interest announced from time to time in the “Money Rates” column of The Wall Street Journal (or any successor column published by The Wall Street Journal, or if there be none, such index of the then prevailing “prime rate” of interest as designated by Landlord) plus 1%, or (B) 6% per annum; or

(ii)         sums equal to the Base Rent and Additional Rent provided for in this Lease which would have been payable by Tenant had this Lease not been terminated, or Landlord had not so reentered, payable upon the due dates specified herein for such payments following such termination or reentry until the Expiration Date.

(b)      In addition, Tenant shall immediately become liable to Landlord for all damages proximately caused by Tenant’s breach of its obligations under this Lease, including all costs Landlord realizes and incurs through the use of a third party in reletting (or attempting to relet) the Leased Premises or any part thereof, including, without limitation, third party brokers’ commissions, expenses of a vendor for cleaning the Leased Premises for new tenants, reasonable outside legal fees and all other like third party expenses properly chargeable against the Leased Premises and the rental received therefrom and like costs.  If Landlord relets the Leased Premises (or any portion thereof), such reletting may be for a period shorter or longer than the remaining Term, and upon such terms and conditions as Landlord deems appropriate, in its reasonable discretion, and Tenant shall have no interest in any sums collected by Landlord in connection with such reletting (except as a credit against any damages payable by Tenant) except to the extent expressly set forth herein. Landlord shall use commercially reasonable efforts to mitigate its damages hereunder, provided that Landlord (i) shall not be obligated to show preference for reletting the Leased Premises over any other vacant space in the Building; (ii) may divide the Leased Premises, as Landlord deems appropriate, (iii) may relet the whole or any portion of the Leased Premises upon such terms as it deems appropriate, and may grant any rental or other lease concessions as it reasonably deems advisable under prevailing market conditions, including rent abatements for a portion of the term; and (iv) Landlord’s obligation to mitigate damages shall be deemed satisfied by its providing adequate information to a commercial third party broker as to the availability of such space (based on a customary brokerage fee being earned by such broker), having the Leased Premises available for inspection by prospective tenants during reasonable business hours, and by acceptance of a commercially reasonable offer for the Leased Premises from a creditworthy person or entity based on a form of lease agreement which is substantially the same as the form utilized for other space tenants in the Building. If Landlord shall succeed in reletting the Leased Premises during the period in which Tenant is paying monthly rent damages, Landlord shall credit Tenant with the net rents collected by Landlord from such reletting, after first deducting from the gross rents, as and when collected by Landlord, (A) all third party expenses incurred or paid by Landlord in collecting such rents, and (B) any theretofore unrecovered costs associated with the termination of this Lease or Landlord’s reentry into the Leased Premises, including any theretofore unrecovered expenses of reletting and other damages payable hereunder.  If the Leased Premises or any portion thereof be relet by Landlord for the unexpired portion of the Term before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, constitute the fair and reasonable rental value for the Leased Premises, or part thereof, so relet for the term of the reletting.  Provided in all cases that Landlord has acted in a commercially reasonable manner and in conformance with this Section 15.  Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Leased Premises, or if the Leased Premises or any part are relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease.

(c)      Notwithstanding anything to the contrary contained in this Lease, Landlord shall not make any claim against Tenant for (i) any damage to, or loss of, any property of Landlord or any other person, or (ii) special, consequential, indirect or punitive damages.  Landlord hereby waives all claims against Tenant with respect to the foregoing.   The provisions of this Section 15(c) shall survive the expiration or earlier termination of the Lease.

16.         NOTICES
Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant as follows (or to such other address as either may designate by written notice to the other) with a copy to any mortgagee or other party designated in writing by Landlord:

(a) If to Landlord, one copy to each of the named parties:	Cedar Brook 12 Corporate Center, L.P. 4A Cedar Brook Drive Cranbury, NJ 08512 Attention: Bruce Simon and Aaron Drillick Email: bsimon@easternproperties.net adrillick@easternproperties.net or such other address as Landlord may designate by notice to Tenant;

(b) If to Tenant:	Rocket Pharmaceuticals, Inc. 350 Fifth Avenue, Suite 7530 New York, NY 10118 Attention: Sara M. Turken
Email: st@rocketpharma.com

and a copy under separate cover to:	Sills, Cummis & Gross, P.C. 1 Riverfront Plaza Newark, NJ 07102 Attention: Debbie Kramer Gregg, Esq. Email: dgregg@sillscummis.com

Each written notice shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or by electronic mail, provided delivery is confirmed and is followed by notice sent by overnight delivery service, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused.  The giving of written notice by Landlord’s or Tenant’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord or Tenant, as applicable.

17.         NON-WAIVER BY LANDLORD
The failure of Landlord to insist upon the strict performance of any of the terms of this Lease, or to exercise any option contained herein, shall not be construed as a waiver of any such term.  Acceptance by Landlord of performance of anything required by this Lease to be performed, with the knowledge of the breach of any term of this Lease, shall not be deemed a waiver of such breach, nor shall acceptance of Rent in a lesser amount than is due (regardless of any endorsement on any check, or any statement in any letter accompanying any payment of Rent) be construed either as an accord and satisfaction or in any manner other than as payment on account of the earliest Rent then unpaid by Tenant.  No waiver by Landlord of any term of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord.

18.          ALTERATIONS
Tenant shall have the right to make non-structural Alterations to the Leased Premises without Landlord’s consent provided the cost does not exceed a total of $200,000 in any calendar year.  Any other Alterations shall require Landlord’s consent which shall not be unreasonably withheld or delayed. Any construction performed in the Additional Premises shall not be considered an alteration and shall be governed by Section 3 of this Lease.  At the time Tenant requests Landlord’s consent for any Alterations that require Landlord’s consent, Tenant shall deliver plans and specifications to Landlord. Landlord shall notify Tenant, within ten (10) business days after receipt of Tenant’s plans and specifications, whether Landlord offers to perform the Alterations, along with a draft construction budget. Tenant shall notify Landlord within 10 business days whether Tenant wishes to proceed with the Alterations and whether it elects to retain Landlord to perform the Alterations in accordance with the construction budget provided by Landlord. In the event Landlord consents to the Alterations but does not to perform the work, Tenant shall comply with the following: (i) not less than 10 business days prior to commencing any Alteration, Tenant shall deliver to Landlord final plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor which consent shall not be unreasonably withheld, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Legal Requirements and the plans and specifications delivered to, and approved by Landlord.  If Landlord is not the contractor, Tenant shall provide Landlord with as-built plans, in both CAD and PDF format, along with back-up disks, upon completion of the work. All Alterations attached to the Building shall become part of the realty immediately upon installation and, except for Alterations which Landlord requires Tenant to remove pursuant to this Lease, shall be surrendered with the Leased Premises without payment by Landlord. If Landlord’s consent to the Alterations is conditioned upon Tenant’s removal of such Alterations at the expiration or termination of the Lease Term, then Tenant will remove the Alterations and will repair any resulting damage and will restore the Leased Premises to the condition existing prior to the Alteration.  If any contractor performing work on behalf of Tenant files a mechanics lien against the Property, then Tenant, within 15 days after receipt of notice that a lien has been filed shall either discharge the lien or post sufficient security in the amount of the lien to guaranty the removal of the lien.

19.         NON-LIABILITY OF LANDLORD
Tenant agrees to assume all risk of damage to its property, equipment and fixtures occurring in or about the Leased Premises, whatever the cause of such damage or casualty except if caused by the gross negligence or willful misconduct of Landlord. Landlord shall not be liable for any damage or injury to property or person caused by or resulting from steam, electricity, gas, water, rain, ice or snow, or any leak or flow from or into any part of the Building, or from any damage or injury resulting or arising from any other cause or happening whatsoever (refer to Paragraph 8.4 (c) of this Lease) unless caused by the gross negligence or willful misconduct of Landlord.  The Landlord shall not be released from liability if Tenant, its employees, agents, or visitors is injured outside the Leased Premises but within the Office Park through the gross negligence or willful misconduct of the Landlord.

20.         RESERVATION OF EASEMENT
Landlord reserves the right, easement and privilege to enter on the Leased Premises in order to install, at its own cost and expense and upon reasonable written notice to Tenant (other than in an emergency) any utility lines and services in connection therewith as may be required by the Landlord provided such installation is performed by Landlord during business hours and does not interfere with Tenant’s business operations.  Landlord shall indemnify and hold Tenant harmless from and against all damages incurred by Tenant as a result of Landlord’s exercise of its rights under this Section.  It is understood and agreed that if such work as may be required by Landlord requires any interior installation, or displaces any exterior paving or landscaping, the Landlord shall at its own cost and expense, restore such items, to substantially the same condition as they were before such work.

21.         STATEMENT OF ACCEPTANCE
Upon the delivery of the Leased Premises to the Tenant the Tenant covenants and agrees that it will furnish to Landlord a statement which shall set forth the Date of Commencement and the Date of Expiration of the Lease Term.

22.         FORCE MAJEURE
Except for the obligation of the Tenant to pay Rent, including Additional Rent, the period of time during which the Landlord or Tenant is prevented from performing any act required to be performed under this Lease by reason of fire, catastrophe, strikes, lockouts, civil commotion, weather conditions, acts of God, government prohibitions or preemptions or embargoes, inability to obtain material or labor by reason of governmental regulations, the act or default of the other party, or other events beyond the reasonable control of Landlord or Tenant, as the case may be, shall be added to the time for performance of such act.

23.         STATEMENT BY TENANT
Tenant and Landlord shall at any time and from time to time upon not less than 10 days’ prior notice from the other execute, acknowledge and deliver to the party requesting same, a statement in writing, certifying that this  Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that it is not in default (or if claimed to be in default, stating the amount and nature of the default) and specifying the dates to which the  Rent and other charges have been paid in advance.

24.         CONDEMNATION
24.1    If (a) all of the Leased Premises are taken by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation, or (b) so much of the Leased Premises or Common Areas is so taken and the remainder is insufficient in Landlord’s or Tenant’s opinion for the reasonable operation of Tenant’s business, then this Lease shall terminate as of the date the condemning authority takes possession.  If this Lease is not terminated, Landlord shall restore the Building and/or the Common Areas to a condition as near as reasonably possible to the condition prior to the taking, the Rent shall be abated for the period of time all or a part of the Leased Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately.  The compensation awarded for a taking shall belong to Landlord.  Except for any relocation benefits or any other benefits to which Tenant may be entitled, and which do not diminish Landlord’s claim, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.

25.         LANDLORD’S RIGHTS
25.1    The rights and remedies given to the Landlord in this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by the Landlord, shall be deemed to be in exclusion of any of the others.

25.2    In addition to any other legal remedies for violation or breach of this  Lease by the Tenant or by anyone holding or claiming under the Tenant such violation or breach shall be restrainable by injunction at the suit of the Landlord.

25.3    No receipt of money by the Landlord from any receiver, trustee or custodian or debtors in possession shall reinstate, or extend the term of this  Lease or affect any notice theretofore given to the Tenant, or to any such receiver, trustee, custodian or debtor in possession, or operate as a waiver or estoppel of the right of the Landlord to recover possession of the Leased Premises for any of the causes therein enumerated by any lawful remedy; and the failure of the Landlord to enforce any covenant or condition by reason of its breach by the Tenant shall not be deemed to void or affect the right of the Landlord to enforce the same covenant or condition on the occasion of any subsequent default or breach.

26.         QUIET ENJOYMENT
The Landlord covenants that the Tenant, on paying the Rent and performing the covenants and conditions contained in this Lease, may peaceably and quietly have, hold and enjoy the Leased Premises for the Lease term.

27.         SURRENDER OF PREMISES; HOLDOVER
On the last day, or earlier permitted termination of the Lease, Tenant shall quit and surrender the Leased Premises in good and orderly condition and repair (reasonable wear and tear, and damage by fire or other casualty excepted) and shall deliver and surrender the Leased Premises to the Landlord peaceably, together with all Tenant Improvements. All data and communication wiring located within the walls or ceiling of the Leased Premises, whether installed by Tenant or Landlord, shall be surrendered and Tenant shall take no action to impair the then-existing condition thereof.  Landlord reserves the right, however, to require the Tenant at its cost and expense to remove any Alterations installed by the Tenant after the Commencement Date, and restore the Leased Premises to its original state, normal wear and tear excepted, subject to the other provisions of this Lease relating to Tenant Improvements and Alterations.  If items are to be removed during the Term of the Lease or at the expiration of the Lease, Tenant shall remove them in a manner reasonably acceptable to Landlord, and must repair any damage caused by such removal. Prior to the expiration of the Lease term the Tenant shall have the right to remove Tenant’s property identified on Schedule 27 if so desired, from the Leased Premises and shall repair all damage caused by such removal. Notwithstanding the foregoing, Tenant shall not remove any electrical, mechanical, plumbing, HVAC systems or components, or equipment that support any systems or improvements built into the Leased Premises, including casework (cabinets installed to the floors and/or walls), chemistry hoods ducted to exhaust and biological safety cabinets that are ducted to exhaust and shall leave any such systems or improvements in good working order less wear and tear. Tenant shall take no action to impair the then-existing condition thereof. Tenant shall have the right to remove all of its fixtures and equipment, provided any damages caused by such removal shall be repaired by Tenant.  Prior to Tenant’s occupancy of the Leased Premises, Landlord and Tenant will execute a mutually agreed-upon amendment to this agreement setting forth a list of equipment servicing the Building which is not related to the operation of Tenant’s business which Tenant shall not remove in the Leased Premises after the end of the lease term and which will become Landlord’s property.  Since systems and equipment will change over the Term, Landlord and Tenant, no later than three months prior to the termination of the Lease shall acting in good faith mutually agree upon the equipment and systems servicing the Building that will remain with the Leased Premises or must be removed by Tenant. All property not removed by Tenant shall be deemed abandoned by Tenant, and Landlord reserves the right to remove and dispose such property and charge the reasonable cost of such removal and disposal to the Tenant. If the Leased Premises are not surrendered at the end of the Lease term, it shall constitute a default under the Lease by Tenant, and in addition to any other remedy available to Landlord, the Tenant shall be liable for 125% of the then current Rent for the first two months or any portion thereof that Tenant remains in the Leased Premises and for 200% for any month or portion of any month Tenant remains in the Leased Premises thereafter.  These covenants shall survive the termination of the Lease.  The parties agree that, so long as no Event of Default then exists and is continuing, Tenant may, at any time, remove the clean room laboratory pods and other portions of Tenant’s Work related thereto (collectively, the “Pods”), provided, that, prior to the expiration of the Term (however arising), Tenant shall, at its expense, restore the approximately 25,000 square foot area designated on Schedule 3.1(c) as the Phase 2/3 Cleanrooms and the AES Area (the “Pods Area”) to a vanilla box state (which, for the avoidance of doubt, shall include the removal by Tenant of all structural lattices, ductwork, and HVAC and other piping, and remove all epoxy and restore an undamaged concrete slab floor).  Upon the occurrence of any Event of Default which is not cured within any applicable cure period, Landlord may, in addition to any other right or remedy herein, either (i) require Tenant to remove the Pods and restore the Pods Area to a vanilla box state as aforesaid, or (ii) require Tenant to transfer, assign and convey the Pods to Landlord (or its designee), free and clear of all liens, claims and encumbrances, in which event the Pods shall remain in the Leased Premises and shall be deemed the sole property of the Landlord (or its designee) (and Tenant shall cause the removal of any and all liens, claims and encumbrances thereon). Upon Tenant’s written request delivered no later than nine months prior to the then stated expiration date of the Term, Landlord may waive Tenant’s obligation to remove the Pods and restore the Pods Area, provided that any such waiver shall be in writing.

28.         INDEMNITY
Anything in this Lease to the contrary notwithstanding, and without limiting the Tenant’s obligation to provide insurance hereunder, the Tenant covenants and agrees that it will indemnify, defend and save harmless the Landlord against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including without limitation reasonable attorneys’ fees, which may be imposed upon or incurred by Landlord by reason of any of the following occurring during the term of this Lease:

(a)      Any matter, cause or thing arising out of Tenant’s use, occupancy, control or management of the Leased Premises and any part thereof.

(b)      Any gross negligence on the part of the Tenant or any of its agents, employees, licensees or invitees, arising in or about the Leased Premises.

(c)      Any failure on the part of Tenant to perform or comply with any of its covenants, agreements, terms or conditions contained in this Lease.

The foregoing indemnity shall survive termination or expiration of the Lease. Subject to the provisions of paragraph 19, the foregoing shall not require indemnity by Tenant in the event of damage or injury occasioned by the negligence or acts of commission or omission of the Landlord, its agents, servants, or employees or to the extent of any damages covered by insurance carried by Landlord.

Landlord shall promptly notify Tenant of any such claim asserted against it and shall promptly send to Tenant copies of all papers or legal process served upon it in connection with any action or proceeding brought against Landlord.

29.         BIND AND CONSTRUE CLAUSE
The terms, covenants and conditions of this Lease shall be binding upon, and inure to the benefit of, each of the parties hereto and their respective heirs, successors, and assigns.   If any one of the provisions of this Lease shall be held to be invalid by a court of competent jurisdiction, such adjudication shall not affect the validity or enforceability of the remaining portions of this Lease.  The parties each acknowledge to the other that this Lease has been drafted by both parties, after consultation with their respective attorneys, and in the event of any dispute, the provisions are not to be interpreted against either party as the drafter of the Lease.

30.         INCLUSIONS
The neuter gender when used herein, shall include all persons and corporations, and words used in the singular shall include words in the plural where the text of the instrument so requires.

31.         DEFINITION OF TERM “LANDLORD”
When the term “Landlord” is used in this Lease it shall be construed to mean and include only the entity which is the owner of title to the building.  Upon the transfer by the Landlord of the title, the Landlord shall advise the Tenant in writing by certified mail, return receipt requested, of the name of the Landlord’s transferee.  In such event, the Landlord shall be automatically freed and relieved from and after the date of such transfer of title of all personal liability with respect to the performance of any of the covenants and obligations on the part of the Landlord herein contained to be performed, provided any such transfer and conveyance by the Landlord is expressly subject to the assumption by the transferee of the obligations of the Landlord hereunder.

32.         COVENANTS OF FURTHER ASSURANCES
If, in connection with obtaining financing for the improvements on the Leased Premises, the mortgage lender shall request reasonable modifications in this  Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or refuse its consent thereto, provided that such modifications do not in Tenant’s reasonable judgment increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s use and enjoyment of the Leased Premises.

33.         COVENANT AGAINST LIENS; WAIVER OF LANDLORD LIEN
Tenant agrees that it shall not encumber, or permit to be encumbered; the Leased Premises or the fee thereof by any lien, charge or encumbrance, and Tenant shall have no authority to mortgage or hypothecate this Lease in any way whatsoever.  Any violation of this Paragraph shall be considered a breach of this Lease. Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Leased Premises.  Tenant shall keep the Leased Premises and the Office Park free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant.  Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien.  Should any such lien or notice of such lien be filed against the Leased Premises or the Office Park, Tenant shall discharge the same by bonding or otherwise, within 15 business days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.  Landlord hereby waives the right to any Landlord’s lien, statutory or otherwise against any equipment, furniture and personal property owned by Tenant (“Tenant’s Property”).  Upon request by Tenant, unless there is an existing Event of Default, Landlord agrees to execute a separate agreement acknowledging the waiver of its right to a Landlord’s lien against Tenant’s Property.

34.         SUBORDINATION
This Lease shall be subject and subordinate at all times to the lien of any mortgages or ground leases or other encumbrances now or hereafter placed on the land, Building and Leased Premises without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination.  However, Tenant agrees to execute such further documents evidencing the subordination of the Lease to the lien of any mortgage or ground lease reasonably acceptable to Tenant, as shall be desired by Landlord within 5 business days.  However, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by giving written notice to Tenant, and this Lease shall then be deemed prior to such mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such mortgage and the execution of this Lease. Landlord shall use reasonable efforts to cause any existing or future Lender with a lien against the Leased Premises to enter into a written subordination, non-disturbance and attornment agreement with Tenant on such lender’s standard form, whereby such lender agrees that, for so long as Tenant shall not be in default of its obligations hereunder, after the giving of required written notice and the expiration of applicable cure periods, such lender shall not disturb Tenant’s rights hereunder in the event of a foreclosure of its security interest in the Building, land or Leased Premises on such lender’s standard form.

35.         EXCULPATION OF LANDLORD
The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord.  Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Leased Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest).  Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue.  Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord written notice specifying the default and Landlord fails to cure the default within a reasonable period following Tenant’s notice.  In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind.  Neither Landlord nor any principal of Landlord nor any owner of the Office Park, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Leased Premises; Tenant shall look solely to the equity of Landlord in the Office Park for the satisfaction of any claim by Tenant against Landlord and no deficiency judgment or other judgment for money damages shall be entered by Tenant against Landlord.

36.         NET RENT
It is the intent of the Landlord and Tenant that this Lease shall yield, net to Landlord, the Base Rent specified and all Additional Rent and charges in each month during the term of the Lease, and that all costs, expenses and obligations of every kind relating to the Leased Premises shall be paid by the Tenant, unless expressly assumed by the Landlord.  Nothing in this Section is intended to increase Tenant’s obligations as provided in the remainder of this Lease.

37.         SECURITY
Concurrent with its execution of this Lease, Tenant is depositing with Landlord the sum of $287,000.00 by check for the Initial Premises, subject to collection, as the security deposit under this Lease (the “Security”).  Landlord shall retain such amount as security for the faithful performance of all of the terms, covenants, and conditions of this Lease.  Landlord shall in no event be obligated to apply the Security to Rent in arrears or damages for Tenant’s default, although Landlord may so apply the Security, at its option.  Landlord’s right to bring a special proceeding to recover or otherwise obtain possession of the Leased Premises for non-payment of Rent or for any other reason shall not in any event be affected by reason of the fact that Landlord holds the Security.  The Security, if not applied toward the payment of Rent in arrears or toward the payment of damages suffered by Landlord by reason of Tenant’s default, shall be returned to Tenant without interest within thirty (30) days of the expiration of the Lease, or when this Lease is terminated, but in no event shall the Security be returned until Tenant has vacated the Leased Premises and delivered possession thereof to Landlord in accordance with the terms and provisions of this Lease, which shall be verified by a walk-through by Landlord within ten (10) days after the Leased Premises has been vacated to confirm that the Leased Premises are in the condition required to be at the expiration or termination of the Term.  If Landlord repossesses the Leased Premises, because of Tenant’s default, Landlord may apply the Security to damages suffered to the date of such repossession and may apply the Security to such damages as may be suffered or shall accrue thereafter by reason of Tenant’s default.  Except as otherwise required by the Laws, Landlord shall not be obligated to keep the Security as a separate fund and may commingle the Security with its own funds.  If Landlord applies the Security in whole or in part against damages incurred by reason of Tenant’s default, Tenant shall, upon demand by Landlord, deposit sufficient funds to replenish the Security to the original amount required hereunder.  Failure of Tenant to deposit such additional security within 30 days of Landlord’s demand therefore shall entitle Landlord to avail itself of the remedies provided in this Lease for nonpayment of Rent by Tenant.

38.         BROKERAGE
The parties mutually represent to each other that Cushman and Wakefield of New Jersey LLC (the “Broker”) was the only broker involved in the introduction of Tenant to the Landlord and the Leased Premises, negotiation of the Lease Agreement, or consummation of the within transaction, that neither party dealt with any other broker in connection with the Lease, and that neither party will deal with any other broker in connection with this Lease in the future.  Landlord shall pay all commissions or other fees due to the Broker in connection with this Lease.  In the event that either party violates or is claimed by a third party to have violated this representation, it shall indemnify, defend, and hold the other party harmless from all claims and damages.

39.         LATE CHARGES
In addition to any other remedy, a late charge of 1 1/2% per month, retroactive to the date Rent was due, shall be due and payable, without notice from Landlord, on any portion of Rent or other charges not paid within 5 business days of the due date.

40.         PRESS RELEASES
Landlord shall have the right to announce the execution of this Lease, and the real estate brokers involved in such press releases as Landlord shall deem advisable, provided that no press release shall identify the name of the Tenant.   All press releases are subject to Tenant’s prior review and written consent.

41.         WAIVER OF JURY TRIAL
Landlord and Tenant both irrevocably waive a trial by jury in any action or proceeding between them or their successors or assigns arising out of this Lease or any of its provisions, or Tenant’s use or occupancy of the Leased Premises.

42.         LAWS OF NEW JERSEY
Without regard to principles of conflicts of laws, the validity, interpretation, performance and enforcement of this Lease shall be governed by and construed in accordance with the laws of the State of New Jersey. The sole and exclusive venue for any dispute between the parties shall be in Middlesex County, New Jersey.

43.         RENEWAL
Provided the Tenant is not in default hereunder, it has the right to renew the Lease two, five-year periods, to commence at the end of the initial or renewed term of this Lease.  The renewal shall be upon the same terms and conditions as contained in this Lease, including the Rent Escalation.  The option of the Tenant to renew this Lease is expressly conditioned upon the Tenant delivering to the Landlord a notice, in writing, by overnight delivery or certified mail, return receipt requested at least nine months prior to the date fixed for termination of the original Lease term or renewal term, as appropriate.

44.         DELETED.

45.         TENANT REPRESENTATION
Tenant represents, warrants and covenants that neither Tenant nor any of its officers or directors (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and all applicable provisions of Title III of the USA Patriot Act or any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority; (ii) is listed on the List of Terrorists and List of Disbarred parties maintained by the United State Department of State; or (iii) has been convicted, indicted, arraigned, pleaded no contest or been custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other crimes or in connection with the Bank Secrecy Act.

46.         LANDLORD INDEMNIFICATION.
Landlord hereby indemnifies, and shall pay, protect and hold Tenant harmless from and against all liabilities, losses, claims, demands, costs, expenses (including attorneys’ fees and expenses) and judgments of any nature, (except to the extent Tenant is compensated by insurance maintained by Tenant or Landlord under this Lease and except for such of the foregoing as arising from the negligence or willful misconduct of Tenant, its agents, servants or employees), arising, or alleged to arise, from or in connection with (i) any violation of any Legal Requirement or requirements of any insurance company insuring the Leased Premises, (ii) performance of any labor or services by Landlord or the furnishing of any materials or other property in respect of the Building by Landlord, (iii)  any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease, and (iv) any act or omission of Landlord, or any officer, agent or employee.  Landlord shall, at its sole cost and expense, defend any action, suit or proceeding brought against Tenant by reason of any such occurrence with independent counsel selected by Landlord and reasonably acceptable to Tenant.  The obligations of Landlord under this Section 46 will survive the expiration or earlier termination of this Lease.

IN WITNESS WHEREOF, the parties hereto have executed this document on the date first above written.

LANDLORD:
CEDAR BROOK 12 CORPORATE CENTER, L.P.

Date:	By:
Name:
Title:

TENANT:
ROCKET PHARMACEUTICALS, INC.

Date:	By:
Name:
Title:

EXHIBIT A
SITE PLAN OF PROPERTY
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EXHIBIT B
FLOOR PLAN OF LEASED PREMISES
[***]

Schedule 3.1(b)
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Schedule 3.1(c)
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Schedule 27
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